Restructuring, Royalty, and Joint Venture Termination Agreement


   Agreement dated as of December 19, 2006 (this "Agreement") among Caucasus Resources Pty Ltd., an Australian company ("CR"); Global Gold Mining, LLC, a Delaware, USA limited liability company ("GGM"); CR's parent company, Iberian Resources Limited, an Australian company ("Iberian"); and Aigedzor Mining Company, LLC, a Delaware, USA limited liability company ("Aigedzor LLC").


                                    Recitals


                  CR and GGM are parties to a Joint Venture Agreement (the "JV Agreement") and a Limited Liability Company Agreement (the "LLC Agreement"), both dated August 15, 2005 under which Aigedzor LLC was established.

                  Aigedzor LLC owns 100% of the shares of Sipan 1, LLC, an Armenian limited liability company (the "Sipan Shares"). Sipan 1, LLC ("Sipan") is the licensee of the Lichkvadz-Tei and Terterasar mines and associated processing plant, equipment and other assets in Armenia (collectively with any other properties acquired within a twenty kilometer radius of Aigedzor, Armenia, the "Armenian Properties").

                  The parties now wish to restructure their relationship, provide for royalties to GGM, and terminate the JV Agreement and Aigedzor LLC on the terms and conditions stated herein.

                                    Agreement


                  NOW THEREFORE, the parties hereto hereby agree as follows:

                  1. Termination. (a) Subject to Section 6 below, the JV Agreement is hereby terminated as of the date hereof and shall be of no force and effect from this date. (b) The parties shall promptly and diligently following execution of this Agreement proceed to dissolve and liquidate Aigedzor LLC in accordance with Article 13 of the LLC Agreement. (c) Upon its dissolution, any of the managers of Aigedzor, LLC or its counsel is hereby authorized to execute and file a Certificate of Cancellation for Aigedzor, LLC in Delaware and its Cancellation of Registration in Connecticut. (d) Upon its liquidation, the LLC Agreement shall automatically terminate; provided that the parties thereafter shall diligently take all further action, if any, necessary to carry out the intention of the present agreement.

                  2. Distribution. Upon its dissolution, Aigedzor, LLC shall transfer all of its right, title and interest in the Sipan Shares to CR.

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                  3. Consideration. For GGM's consent to the restructuring and distribution of the Sipan Shares to CR, GGM shall receive the following consideration:

                           3.1(a) Commencing three months from the date hereof, CR and /or Iberian shall cause Sipan to pay and Sipan shall pay to GGM a production royalty of 2.5% of the net smelter returns ("NSR") from all minerals and mineral containing product produced from the Armenian Properties after the date hereof ("Royalty"). This Royalty shall be paid quarterly, and shall be accompanied by (i) a statement summarizing the computation of NSR and (ii) copies of any and all original settlement statements issued by each buyer for their purchase of the products. The settlement statements shall include the total weight of product purchased; the contained payable elements within the product; the market prices of the elements; deduction of all processing and penalties; and the total amount due to be remitted to the seller on a provisional and final settlement basis. The quarterly Royalty payments will be provisional and subject to adjustment at the end of Sipan's accounting year. The term "NSR" as used herein shall mean the full value received by Sipan from any buyer for any and all products sold from the Armenian Properties, reflective of the point of sale after deductions for all of the following charges from third parties, if any: custom smelting costs, treatment charges and penalties including, but without being limited to, metal losses, penalties for impurities and charges or deductions for refining, selling, and transportation from smelter to refinery and from refinery to market.

                           3.1.(b) Upon reasonable notice and within no less than thirty days from such notice but no more than two times per year, GGM shall be entitled to inspect and audit production and sales records from the Armenian Properties.

                           3.2      Within five business days of the date
hereof, CR shall make a cash payment to GGM by wire transfer in the amount of US$1,000,000.

                           3.3      Within five business days of the date hereof
Iberian shall issue 5,000,000 shares (the "5 Million Shares") of its common equity stock (the "Common Stock") to GGM. The stock certificate representing the 5 Million Shares shall be registered in the name of GGM but shall, on the date hereof, be delivered to Ivey, Barnum & O'Mara, LLC, 170 Mason Street, Greenwich, CT 06830 as Escrow Agent, to hold such shares in escrow for a period of 12 months from the date hereof (the "Lock-Up Period"). Promptly after the Lock-Up Period, the Escrow Agent will deliver this stock certificate to GGM, unrestricted and without legend, subject only to applicable securities law requirements. Further provisions with respect to the duties of the Escrow Agent hereunder are set forth in Addendum A hereto.

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                  4. Lock-Up. Without the prior written consent of Iberian, GGM shall not, during the Lock-Up Period: (i) offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.


                  5. Additional Shares. In the event that the average closing market price for Common Stock (or if there is no organized market, the last trade of the day) for any consecutive period of thirty trading days during the Lock-Up Period shall drop below AUS$0.50, GGM shall, subject to the receipt by Iberian of any necessary approvals under the Listing Rules of Australian Stock Exchange Limited, promptly receive from Iberian an additional 2.5 million shares of Common Stock (the "2.5 Million Shares", and with the 5 Million Shares, collectively the "Iberian Shares"). These 2.5 million Shares shall likewise be subject to the provisions of Section 4 above.

                  6. Further Projects. GGM or one of its affiliates shall have the right to participate up to 20%, on reasonably negotiated terms, in any other exploration or mining related projects undertaken by CR or its affiliates in Armenia (excluding any new projects in the area of the Armenian Properties as defined in this Agreement) during the period ending August 15, 2015.

                  7. Releases. GGM and CR mutually release each other from all future obligations under the JV Agreement and from and against third party actions, claims, suits, demands, damages, costs, interest and expenses brought against or incurred by the first such party, respectively, which, but for the execution of this Agreement, may now or at any time in the future be made against the second party arising from the JV Agreement or the early termination of the JV Agreement, except as provided herein. Any party may plead this Agreement in bar against any third party action, suit or other proceeding for any claim for breach of the JV Agreement which occurs following the date of this Agreement.

                  8. Securities Law Representations. GGM makes the following representations to Iberian and Caucasus:

                           8.1      GGM has no present plans or intention to
sell, transfer, pledge or hypothecate or otherwise dispose of any of the Iberian Shares.

                           8.2      GGM understands that the Iberian Common
Stock may not be transferable without registration under the United States Securities Act of 1933 or an applicable exemption therefrom.


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                           8.3      GGM has sufficient knowledge and experience
 in financial and business matters and general familiarity with Iberian so as to be capable of evaluating the merits and risks of the Iberian Common Stock, and GGM has sufficient assets and liquidity or a reasonable expectation of sufficient income to meet GGM's needs, both in the short and the long term, without relying on any distribution of cash or other assets from Iberian. GGM is able to bear the economic risk of holding the Iberian Common Stock for an indefinite period, including the possible risk of loss of their entire value.

                           8.4      GGM has been given the opportunity to ask
questions of, and receive answers from Iberian concerning the Iberian Common Stock and concerning the Iberian situation generally, and all such questions have been answered to the satisfaction of the GGM.

                  9.       Miscellaneous

                           9.1      This Agreement contains the entire
understanding among the parties with respect to the subject matter of this Agreement and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter of this Agreement.

                           9.2      This Agreement may be executed in separate
counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart in ink or by facsimile.

                           9.3      Whenever possible, each provision of this
Agreement shall be interpreted in such a manner as to be effective and valid under applicable law; but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

                           9.4      This Agreement shall be binding upon the
successors and assigns of the parties to this Agreement and to the Armenian Properties.

                           9.5      All notices and other communications
relating to this Agreement will be in writing and will be deemed to have been given when personally delivered, or delivered by facsimile or electronic submission (confirmed as having been

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sent on the sender's machine), or five Business Days following delivery to a reliable international courier addressed as follows:

                  For CR:
                                    Caucasus Pty Ltd.
                                    c/o Iberian Resources Limited
                                    Level 2, 675 Murray Street
                                    West Perth WA 6005
                                    Australia
                                    Attn:  Managing Director
                                    fax: 618-9226-2027
                                    e-mail: mwood@iberianresources.com


                  For GGM:

                                    Global Gold Mining, LLC
                                    c/o Global Gold Corporation
                                    Suite 118
                                    45 East Putnam Avenue
                                    Greenwich, CT  06830
                                    United States of America
                                    Attn: Van Krikorian
                                    fax: (203) 422-2330
                                    e-mail: vkrikorian@globalgoldcorp.com

                  For Iberian:

                                    Iberian Resources Limited
                                    Level 2, 675 Murray St.
                                    West Perth WA 6005
                                    Australia
                                    Attn:  Managing Director
                                    fax:  618-9226-2027
                                    e-mail: mwood@iberianresources.com

                  For Aigedzor LLC:

                                    Aigedzor Mining Company, LLC
                                    c/o Global Gold Corporation
                                    Suite 118
                                    45 East Putnam Avenue
                                    Greenwich, CT  06830
                                    United States of America
                                    Attn: Van Krikorian
                                    fax: (203)422-2330
                                    e-mail: vkrikorian@globalgoldcorp.com

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                           9.6      All matters relating to the interpretation,
construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of New York, USA, without giving effect to any choice of law provisions thereof.

                           9.7      The parties agree to execute and deliver
any further instruments or perform any acts that are or may become necessary to carry out the provisions of this Agreement or to effectuate its purposes.

                           9.8      It may be impossible to measure in money the
damages that would accrue to any party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party brings any action or proceeding to enforce the provisions of this Agreement, any person against whom such action or proceeding is brought waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists, and hence a prevailing party may be entitled to specific performance of any such obligations.

                           9.9      All pronouns shall be deemed to refer to the
masculine, feminine, neuter, singular or plural, as the identity of the antecedent may require.

                           9.10     Any claim or dispute arising hereunder
(including any issue as to the arbitrability thereof) shall be determined by arbitration before a single arbitrator (subject to the last sentence of this paragraph) in the New York City metropolitan area, in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association ("AAA"). Each party shall, no later than fifteen (15) days before the date set for hearing, provide to the other parties and to the arbitrator a copy of all documents that that party intends to submit at the hearing and a list of all persons that party intends to call at the hearing, unless the arbitrator shall permit otherwise in his sole discretion. The arbitrator may adopt such procedures and rules of evidence as he shall deem appropriate to achieve a fair, prompt and cost-effective result. The award rendered in such arbitration may provide for equitable remedies, an accounting and/or reimbursement for attorneys', accountants', consultants' witnesses' or the arbitrator's fees, as the arbitrator shall see fit, with a presumption in favor of awarding attorneys' fees. The award shall be final, and judgment on it may be entered in or enforced by any court, state, federal or foreign, having jurisdiction with respect thereto. Any party may apply to an appropriate court of law for a preliminary injunction, attachment or similar remedy available to it in aid of the arbitration proceeding provided for herein. This provision shall not, however, preclude the impleading or joining of one of the parties hereto by another party in an action brought by a third party. In the event the total amount in controversy, including (not net of) any meritorious counterclaim, exceeds $1,000,000 (determined in the sole discretion of the AAA administrator), the arbitration shall be held before a panel of three independent arbitrators (none single-party appointed).

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                  IN WITNESS WHEREOF, the undersigned have executed this
Agreement as of the date first above written.


CAUCASUS RESOURCES PTY LTD          GLOBAL GOLD MINING, LLC


By:____________________________             By:_________________________
         Matthew Wood                             Van Krikorian
         Managing Director                        Manager



IBERIAN RESOURCES LIMITED                   AIGEDZOR MINING COMPANY,
LLC

By: ___________________________             By:__________________________
         Matthew Wood                            Van Krikorian
         Managing Director                       Manager

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                                   ADDENDUM A

                            FURTHER ESCROW PROVISIONS


         1.       Escrow Agent's Duties.

                  1.1 The duties and obligations of the Escrow Agent are strictly ministerial in nature and shall be determined solely by this Agreement. The Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

                  1.2 In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by, or on behalf of, the individual or organization purporting to sign it, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice relating to this Agreement has been duly authorized to do so.

                  1.3 The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its own reckless disregard of care or willful misconduct. The Escrow Agent may consult with counsel of its own choice (including any attorneys associated with the Escrow Agent) and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the advice of such counsel.

                  1.4 The Escrow Agent shall have no duty or obligation beyond the safe custody of the stock certificate(s) actually in its possession (the "Stock Certificate"), and subject to the standards set forth in Section 1.3 above. Without limiting the generality of the foregoing, it shall have no duty or obligation as to the collection or other protection of the escrow fund, the preservation of any rights pertaining thereto, or the receipt of any necessary orders of any court or governmental agency.

                  1.5 GGM, CR and Iberian shall, jointly and severally, indemnify the Escrow Agent, and its successors, assigns, members, partners, associates, employees, agents, and representatives, and hold each of them harmless, from and against any and all liabilities, losses, damages, costs or expenses (including attorneys' fees and costs and expenses incurred in enforcing their rights hereunder) which any of them may suffer or incur or be required to pay by reason of any of their activities or omissions hereunder, except, and to the extent, that such liability or loss is caused by their own reckless disregard of care or willful misconduct.

                  1.6 Notwithstanding any provision of this Agreement to the contrary, the Escrow Agent is authorized in its sole discretion to disregard any and all notices or instructions given by any person or entity, except any orders, decrees, writs, judgments or other judicial process of any state, federal or foreign court believed by the Escrow Agent to have competent jurisdiction over the matters set forth herein (a "Governmental Order"). The Escrow Agent shall be authorized, in its sole discretion, to rely upon and comply with such Governmental Order, unless enforcement thereof has been stayed or enjoined by a court with competent jurisdiction over the same. The Escrow Agent will provide prompt notice to the parties hereto of its receipt of any Governmental Order, but failure to do so shall not impair the Escrow Agent's rights or their obligations hereunder. If the Escrow Agent complies with any such Governmental Order, the Escrow Agent shall not be liable to the parties hereto by reason of such compliance, even if such Governmental Order is subsequently reversed, overturned, modified, annulled, set aside or otherwise vacated.

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                  1.7 The Escrow Agent may at any time resign by giving thirty
(30) days' prior written notice of resignation to the parties hereto. The parties hereto jointly may at any time remove the Escrow Agent by giving ten
(10) days' written notice to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be either a law firm practicing law in Fairfield County, Connecticut or New York City or a bank or trust company having assets in excess of $2 billion, shall be appointed by them by written instrument executed by them and delivered to the Escrow Agent and to such successor Escrow Agent. Thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective, and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent. Such predecessor Escrow Agent shall, on the written request of the parties hereto or the successor Escrow Agent, execute and deliver to such successor Escrow Agent a document or documents evidencing transfer of all the right, title and interest hereunder in and to the escrow fund of such predecessor Escrow Agent and all other rights hereunder of such predecessor Escrow Agent. If no successor Escrow Agent shall have been appointed within twenty (20) days of a notice of resignation by the Escrow Agent, the Escrow Agent's sole responsibility shall thereafter be to hold the Stock Certificate until the earlier of receipt of (i) written designation of a successor Escrow Agent by the parties hereto, (ii) a written instruction by the parties hereto or
(iii) termination of this Agreement in accordance with its terms, subject to the Escrow Agent's other rights set forth elsewhere in this Agreement.

                  1.8 The Escrow Agent's responsibilities and liabilities hereunder, except as a result of the Escrow Agent's willful misconduct or reckless disregard of care, will terminate upon the delivery of the Stock Certificate in accordance with the terms and conditions of this Agreement.

                  1.9 The parties hereto represent and warrant to the Escrow Agent that neither they nor any of their managers, officers, employees, agents or anyone else on its behalf has stated to any individual or entity that the Escrow Agent's duties will include anything other than those duties stated in this Agreement.

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         2.       Adverse Claims.

                  2.1 In the event an adverse claim or demand shall arise or appear to arise in connection with the Escrow Agent's duties hereunder, the Escrow Agent may, in its sole discretion, take such action, or refuse to act, as it shall in good faith deem appropriate.

                  2.2      Without limiting the generality of the provisions of
Section 2.1 above, the following actions are hereby authorized:

                           (a) If authorized by the Escrow Agent, any party may
assume the defense of any such claim or demand, or the Escrow Agent may require one of the parties to do so. Upon either party's assuming such defense, the Escrow Agent shall follow the instructions given to it by that party, upon assurance, satisfactory to the Escrow Agent that its rights under Section 1.5 above are adequately protected, which assurance may entail the unconditional guarantee from an affiliate of that party having substantial financial resources or other assurances to be determined by the Escrow Agent. The Escrow Agent shall not be required to defend any legal proceedings which may be instituted against it in respect of its duties hereunder unless requested to do so by one of the parties and unless indemnified to its satisfaction against the cost and expense of such defense. The Escrow Agent shall not be required to institute legal proceedings of any kind.

                           (b) The Escrow Agent shall be entitled to assume that
no claim or demand has arisen, unless the Escrow
Agent shall have received a written notice to that effect referring specifically to this Agreement and identifying by name and address the adverse claimant.

                           (c)      As provided in Section 1.3 above, the Escrow
Agent may act on the advice of any counsel it may select.

                           (d) The Escrow Agent may institute such interpleader
or other proceedings as it deems proper.

                  2.3 The Escrow Agent may disregard any claim or demand which shall not have matured into a lawsuit or similar legal proceeding within 90 days after receipt by the Escrow Agent of written notice of the existence of such claim.

                  2.4 Inasmuch as the duties of the Escrow Agent are intended to be strictly ministerial hereunder, it may continue to serve as counsel to Iberian (and any affiliates thereof) in connection with any pending or future transactions

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between it and GGM or any of its affiliates, including any dispute in connection therewith and other related or unrelated matters, and may separately represent GGM or any of its affiliates in any unrelated matter.

ACCEPTED:

Ivey, Barnum & O'Mara, LLC

By: _____________________________
                , Member